Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of August 16, 2004, by and between DaVita Inc. (“Employer”) and Thomas Usilton (“Employee”). Specifically, effective December 15, 2006, the parties agree to amend the Agreement as follows:

1. Section 2.1 is hereby deleted in its entirety and replaced with the following:

“Base Salary. Employee shall be paid a Base Salary of $380,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The Base Salary will be reviewed each year during Employer’s annual salary review. Employer, in its sole discretion, may increase the Base Salary as a result of any such review.”

2. Section 2.3 is hereby deleted in its entirety and replaced with the following:

“Discretionary Performance Bonus. (a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $500,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/its sole discretion.

“(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.”

3. Section 2.8 is hereby deleted in its entirety and replaced with the following:

“Employer Plane. Employee shall have the right to use the Employer’s airplane, for business purposes, up to 30 hours per year. If Employee is using an airplane other than Encore, then the Chief Executive Officer must approve the use of the plane by Employee in advance. Employee must keep track of all hours and report it annually and may not exceed the allotted hours in any given year. If Employee does not use all of the allotted hours in any given calendar year, Employer will pay Employee a bonus calculated as follows: Employee shall receive one half of the hourly or the variable costs that would have been incurred by Employer had he used an Encore airplane for the allotted hours not used.”

4. Section 2.15 is hereby added to the Agreement:

“2005 Prosperity Plan In connection with a special bonus paid to Employee in 2005, Employer placed $500,000 into the 2005 Prosperity Plan (the “2005 Plan”) for the account of Employee. Of that amount, $125,000 has already been paid out with the rest to be paid out over the next three years. If Employee dies or becomes Disabled, as that term is defined in the Agreement, Employer will continue to pay Employee or Employee’s estate the remaining amount in Employee’s account in the 2005 Plan as if he had remained employed, pursuant to the terms and conditions of the 2005 Plan. Similarly, if Employee is entitled to a severance pursuant to Sections 3.3, 3.4, or 3.5 of the Agreement, in addition to the benefits set forth therein, Employer shall also pay to Employee the remaining amount in Employee’s 2005 Plan account as if he had remained employed, pursuant to the terms and conditions of the 2005 Plan.”

5. Section 3.5 is hereby deleted in its entirety and replaced with the following:

“Termination Following A Change in Management. (a) If, during the first five years of Employee’s employment, Kent Thiry is no longer the Chief Executive Officer, and Employee’s employment is terminated for a reason other than death, Disability or Material Cause, Employee shall be entitled to all of the rights and obligations (including, but not limited to, the duty to cooperate) set forth in Section 3.3, provided, however, that, instead of being entitled to a lump-sum payment equal to his Base Salary in effect as of the date of the termination of Employee’s employment, Employee shall be entitled to a lump-sum payment equal to his Base Salary in effect as of the date of the termination of Employee’s employment multiplied by 2.

“(b) If, at any time during Employee’s employment, Kent Thiry is no longer the Chief Executive Officer, and Employee’s employment is terminated for a reason other than death, Disability or Material Cause, all of Employee’s Restricted Stock Units that were to vest within 11 months of Employee’s termination will automatically vest as of the date of the termination of his employment.

(c) Employee shall have not rights under this Section 3.5, however, if Kent Thiry is the Executive or Non-Executive Chairman of Employer.”

In all other respects, the Agreement remains unchanged and in full force and effect.

The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

DaVita Inc.

By	/s/ Kent J. Thiry	2/12/07
	Kent J. Thiry	Date

	/s/ Thomas Usilton	1/25/07
	Thomas Usilton	Date

Approved as to Form:

	/s/ Joseph Schohl	2/1/07
	Joseph Schohl	Date
Vice President, General Counsel & Secretary